Exhibit 10

CONSULTING and LEGAL SERVICES AGREEMENT

THIS AGREEMENT is made this November 28, 2007 (the “Effective Date”) by and between Nuclear Solutions, Inc., a Nevada corporation (“Nuclear Solutions”) and Fred Frisco, (“Frisco”).

BACKGROUND

A. Nuclear Solutions wishes to engage Frisco in a variety of investor relations activities, as set forth herein.

B. Frisco wishes to accept such engagement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

1. Services Provided. The Consultant shall provide broad based investor/shareholder relations services to shareholders, current and potential investors of Nuclear Solutions, Inc. and subsidiary companies.

Frisco shall provide priority services under the terms of the contract for an expected minimum of 160 hours per month and additionally as directed from time to time by the Chief Executive Officer of Nuclear Solutions (the “CEO”) during the Term of this Agreement (collectively, the “Services”).

2. Consideration:

Compensation: The fair market value of the services to be performed over the two year term of the contract are agreed to be $240,000 In consideration for the Services to be performed during the term following the Effective Date, upon execution, or as soon as practical in regards to Federal and State securities laws, Nuclear Solutions shall issue 1,000,000 restricted (SEC Rule 144) shares valued at $240,000 The share calculation is as follows: The 50 day moving average of the stock price on 11-28-07 is .48 which is then discounted by 50% due to the restricted nature of the stock to give a basis price of .24 cents. $240,000/.24 yields 1,000,000 shares.

3. Additional Consideration/Reimbursement.

Nuclear Solutions shall reimburse Frisco for all reasonable expenses, provided such expenses have been pre-approved in writing by Nuclear Solutions.

4. NO Registration. Nuclear Solutions shall issue restricted common shares as defined and governed by SEC Rule 144 to Frisco.

5. Term. This Agreement shall commence on the Effective Date and shall continue until May 28, 2009 (the “Term”), or unless otherwise terminated in accordance with the provisions set forth in Section 9.

6. Proprietary Rights; Disclosures of Intellectual Property.

All work performed under this Agreement, and all Services, materials, products, deliverables developed or prepared for Nuclear Solutions by Frisco under this Agreement, are the property of Nuclear Solutions and all title and interest therein shall vest in Nuclear Solutions and shall be deemed to be a Work Made for Hire and made in the course of performing the Services. To the extent that title to any such works may not, by operation of law, vest in Nuclear Solutions or such works may not be considered Works Made for Hire under applicable law, all rights, title and interest therein are hereby irrevocably assigned to Nuclear Solutions. All such materials shall belong exclusively to Nuclear Solutions, with Nuclear Solutions having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Frisco agrees to give Nuclear Solutions and any person designated by Nuclear Solutions, reasonable assistance required to perfect the rights defined in this Paragraph without further payment or compensation.

Unless otherwise requested by Nuclear Solutions, upon the completion of the Services to be performed under this Agreement or upon the earlier termination of this Agreement (other than upon default for non-payment by Nuclear Solutions that is not later cured either through written agreement of the parties hereto or through satisfaction by Nuclear Solutions of a judgment against it to make such payments), Frisco shall immediately turn over to Nuclear Solutions all materials and deliverables acquired or developed by Frisco pursuant to this Agreement.

7. Confidential Information. Nuclear Solutions and Frisco each acknowledge the sensitivity of the subject matter of this Agreement. Any specifications, drawings, sketches, models, samples, data, computer programs (including all source code and object code) or documentation, technical information, methods of operation, Nuclear Solutions client information or other business information or confidential information of either Nuclear Solutions or Frisco (the “Confidential Information”) and furnished or disclosed by one party to the other hereunder shall be deemed the property of and, when in tangible form, shall be returned to the providing party upon completion or termination of this Agreement. Unless such information was previously known to the receiving party free of any obligation to keep it confidential, or has been or is subsequently made public by the providing party or a third party with a right to disclose such information, it shall be held in confidence by the receiving party, shall not be disclosed to any third party by the receiving party, shall be used only for the purposes hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing; provided, however, that the receiving party may disclose the Confidential Information as may be required by law, rule, regulation or court order or decree, or if the receiving party reasonably determines (following advance notice to and opportunity to comment by the other party) that such disclosure is necessary in order to comply with applicable law.

Both parties acknowledge that disclosure of any Confidential Information by the receiving party will give rise to irreparable injury to the providing party, inadequately compensable in damages. Accordingly, the providing party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Both parties acknowledge and agree that the covenants contained herein are necessary for the protection of legitimate business interests of the providing party and are reasonable in scope and content.

Notwithstanding anything to the contrary, in the event that Frisco incorporates any of its Confidential Information into the Services, Nuclear Solutions shall have the right to use, disclose and sublicense such Confidential Information.

8. Warranty. The Services provided by Frisco shall be produced in a workmanlike manner and shall be rendered by qualified personnel who will perform the tasks assigned consistent with good professional practice and the state of the art involved. Frisco warrants and represents that he has not and shall not grant any rights to any third parties inconsistent with the provisions of this Agreement.

EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 8, FRISCO MAKES NO ADDITIONAL WARRANTIES.

9. Termination and Cancellation. Either party may terminate this Agreement at anytime with or without cause or reason. In the event of such termination by Nuclear Solutions, Frisco shall retain all Shares previously issued. In the event of such termination by Frisco, Frisco shall retain such number of Shares as are pro-rated for such 12 month period to the date of termination. Frisco must assign all other Shares to Nuclear Solutions within 10 days of termination.

10. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. The parties have agreed that the limitations specified in this Section 10 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

11. Compliance with Laws. Frisco shall comply with all applicable federal and state laws and regulations relating in any way to its performance or compensation under this Agreement.

12. Applicable Law. This Agreement shall be deemed to be a contract made under the laws of Nevada and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of the Nevada exclusive of its choice of law rules. Any dispute by either party arising out of or relating to this Agreement shall be finally settled by binding arbitration in the District of Columbia or such other place as the parties may mutually agree, under the Rules of the American Arbitration Association (the “AAA”), by one (1) or more arbitrators reasonably familiar with the technology and business covered by this Agreement, appointed by mutual agreement of the parties. If the parties cannot agree upon an arbitrator, then each shall appoint one (1) arbitrator and the two (2) arbitrators shall select a third (3rd) arbitrator. If the arbitrators selected by the parties cannot agree upon the choice of a third (3rd) arbitrator within ten (10) days after their nomination, then the third (3rd) arbitrator shall be appointed by the AAA. The arbitrators shall apply Nevada law to the merits of any dispute or claim. No depositions or discovery request shall be allowed and all parties may make one submission only before a hearing, if one is requested. The decision of the arbitrators shall be final and binding upon the parties, shall not be subject to appeal, and shall address the issues of costs of the arbitration and all matters relating to such arbitration. Judgment on the award entered by the arbitrators may be entered in any court having jurisdiction thereof and neither party shall sue the other party except for enforcement of the arbitrator’s decision.

13. Assignment and Delegation.

(a) By Frisco: Frisco may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of Nuclear Solutions. Any such assignment without such consent shall be null and void.

(b) By Nuclear Solutions: Nuclear Solutions may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of Frisco. Any such assignment without such consent shall be null and void.

14. Sub-Contractors. Frisco may engage or make use of subcontractors for the purpose of providing the Services.

15. Notices. All notices to either party shall be in writing and shall be directed to the address stated below (unless notice of an address change is given). Any notices or other communications so addressed shall be deemed duly served if delivered in person or sent by certified mail or facsimile, confirmed by certified mail, return receipt requested.

If to Nuclear Solutions:	NUCLEAR SOLUTIONS INC.
5505 Connecticut Ave NW
#191
Washington, DC: Patrick Herda
If to Frisco:
Fred Frisco
512 Longhill Rd.
Hillsborough, NJ 08844

16. No Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

17.  Entire Agreement. This Agreement, including any Schedules hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties, on the subject matter herein. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document.

18. Independent Contractors. The relationship of the parties is that of independent contractors. Nothing in the Agreement shall be construed to mean that the parties are members of any partnership, joint venture, association, syndicate or other entity or to confer on either party any express, implied or apparent authority to incur any obligation or liability on behalf of the other party.

19. Severability. In the event that any term or provision of this Agreement is determined to be unlawful or unenforceable, such term or provision shall be deemed severed from this Agreement and all remaining terms and provisions of this Agreement shall remain in full force and effect.

20. Disclosure. Both parties acknowledge and agree that it may be necessary for one party to disclose the fact of the Frisco’s retention, the duties performed and the compensation paid, should there be proper inquiry from such a source as an authorized U.S. or state government agency or should either party believe it has a legal obligation to disclose such information and each party hereby authorizes any such disclosures.

21.  Amendments. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instrument signed by the parties hereto.

22. Force Majeure. Neither party shall be liable to the other party for any delay in performance or nonperformance of any provision of this Agreement resulting from state or governmental action; riots, war, acts of terrorism, sabotage, strikes, lock-outs, prolonged shortage of energy, fire, flood, hurricane, earthquakes, lightning, and explosion, provided that each party shall promptly notify the other party of the occurrence of such event and shall estimate the probable delay resulting therefrom.

23. Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any other provision hereof.

24. Authority to Execute. Each party represents and warrants that it has the legal power and authority to enter into this Agreement and that it has not made and will not make any commitments to the other inconsistent with such rights.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NUCLEAR SOLUTIONS, INC.	Fred Frisco

By:_____________________	____________
Fred Frisco
Name: Patrick Herda

Title: CEO